EMPLOYMENT AGR EEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of the

\ the 18 of December , 2023, by and between CONIFER HOLDINGS , IN C., a M ichigan corporation (the "Company") and N ICHOLAS J. PETCO FF (the "Executive").

BACKGROUND

The Board of Directors of the Company (the "Board") has determined that it is i n the best interests of the Company and its stockholders to continue to employ the Executive. The Company and the Executive desire to enter into this Agreement to set forth the terms and cond itions of the Executive's employment relationshi p. This Agreement shall represent the entire understand ing and agreement between the parties with respect to the Executive 's employment with the Company.

NOW , THEREFORE , in consideration of the foregoing and the terms and cond itions set forth herein, the parties agree as follows:

TERMS AND CONDITIONS

1.
EMPLOYMENT PERIOD.

(a)
This Agreement shall be effective as of January 1 , 2024 (the "Commencement Date"). This Agreement shall supersede and replace that certain Employment Agreement between the Company and Execu tive dated as of March 13, 201 7.

(b)
The Company hereby agrees to continue the Executive i n its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commenci ng on the Commencement Date and ending on the second (211c1) anniversary of the Commencement Date (the "Initial Term"). The term of this Agreement will automatically be renewed for a term of one (1) year (each, a "Renewal Term") at the end of the Initial Term and at the end of each Renewal Term thereafter , provided that (a) the Executive does not notify the Board of its intention not to renew this Agreement at least thirty (30) days prior (the "Renewal Date") to the expi ration of the I ni t i al Term or any Renewal Term and (b) the Board does not noti fy the Execu tive of i ts intention not to renew this Agreement on or prior to the Renewal Date. For purposes of this Agreement, "Employment Period" includes the Initial Term and any Renewal Term(s) thereafter.

2.
TERMS OF EMPLOYMENT.

(a)
Position and Du ties.

(i)
During the Employment Period , the Execut ive shall serve as the Chief Executive Officer of the Company, and in such other posi tion or posi tions wit h t he Company and its subsidiaries as are consistent with the Executive's posi tion as Chief Execu ti ve Officer of the Company, and shall have such duties and responsi bilities as are assigned to the Executive by the Board consistent with the Executi ve's position as Chief Executive Officer of the Company. Subject to Section 3(c), the Company may make changes to the Executi ve's roles, responsi bil ities and reporti ng from time to time wi thout advance notice to accommodate i ts business interest and this Agreement will continue to apply after such changes.

(ii) Duri ng the Employment Period, and exclud ing any periods of paid time off or other leave to which the Executive is entitled , the Executive agrees to devote reasonable attention and time duri ng normal busi ness hours and on a full-ti me basis to the business and affairs of the Company , to discharge the responsi bi l ities assigned to the Executive hereunder, and to use the Executive's reasonable best efforts to perform faithful ly and efficientl y such responsibi l ities. During the Employment Period it shal l not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of i ts subsid iaries or Affiliates, (B) serve on corporate, civic or charitable boards or committees, and (C) manage personal investments, so long as such activi ties do not significantl y interfere wi th the performance of the Executive's responsi bi l ities as an employee of the Com pa ny i n accordance with this Agreement.

(b)
Compensation.

(i)
Base Salary. During the Employ ment Period , the Executi ve shall recei ve an annual base salary (the "Annual Base Salary") at least equal to $425,000, which shal l be paid in accordance wi th the Compa ny 's normal payroll practices for senior executive officers of the Company as in effect from time to t ime. Duri ng the Employment Period, the Ann ual Base Salary shall be reviewed at least annual ly , and may be adjusted by the Compensation Comm ittee of the Company 's Board of Directors (the "Compensation Committee"). The term "A nnual Base Salary" as uti lized in this Agreement shall refer to the Ann ual Base Salary as so adjusted.

(ii)
Annual Cash Bonus. In add ition to the Annual Base Salary, for each fiscal year end ing during the Employment Period , the Executive shall be el igible for an annual cash bonus (the "Annual Bonus") as determi ned by the Compensation Committee. Each such Annual Bonus awarded to the Executi ve shall be pc.: id someti me during the fi rst seventy five (75) days of the fiscal year next following the fiscal year for which the Ann ual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus. Executive must be employed with the Company i n good stand ing on the payment date of the Annual Bonus to earn and be eligible to receive the Annual Bonus.

(iii)
i) l ong-Term Incentive Equity Compensation. Duri ng the Employment Period , the Executive shall be entitled to partici pate in any stock option , performance share, restricted stock unit or other equ ity based long-term incenti ve compensation plan, program or arrangement (the "Plans") generall y made available to senior executive officers of the Company, on substantially the same terms and cond itions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive's position with the Company and the Compensation Com mittee's views.

(iv)
Welfare Benefit Plans. Duri ng the Employment Period , the Executive and/or the Executive's family, as the case may be, shall be el igible for partici pation i n and shall receive all benefits under welfare benefit plans, practices , pol icies and programs provided by the Compa ny and its affil iated companies (includ ing, witho ut l imitation , med ical , prescri ption , dental, d isability , employee life, group l i fe, accidental death and travel accident insurance plans and programs) to the extent avai lable generally or to other senior executi ve officers of the Company.

(v)
Expenses. During the Employment Period , the Executive shall be entitled to receive prom pt reim bursement for all reasonable expenses incurred by the Executive in accordance with the plans , practices , pol icies and programs of the Company .

(vi) Vacation. Duri ng the Employment Period , the Executive shall be entitled to paid vacation in accordance with the pl ans, practices , polici es and programs of the Company consistent with the treatment of other senior executive officers of the Compan y. Up to ten (10) days shall roll over to the next year, if not used duri ng any calendar year. Other than as requi red by applicable law, upon termination of Executive's employment for any reason , the Company will not pay any accrued or unused vacation time.

(c) Recoupment of Unearned Incentive Com pensa tion. Executive shall be subject to the Company 's Policy for the Recovery of Erroneousl y Awarded Compensation.

3.
TERMINATION OF EMPLOYMENT.

(a)
Notwithstanding Section 1, the Employment Period shall end upon the earl iest to occur of (i) the Executive's death, (i i) a Termination due to Disability, (i ii) a Termination for Cause, (iv) the Terminati on Date specified in connection with any exercise by the Company of i ts Termination Right ; (v) a Termination for Good Reason ; or (vi) the termi nation of this Agreement by Executive pursuant to Section 3(b). If the Employment Period termi nates as of a date specified und er this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of i ts subsid iaries and Affiliates, effective immed iatel y following receipt of such request from the Compan y (or at such later date as the Compan y may specify).

(b)
This Agreement may be termi nated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board. In the event of such termination , the Company shall be obl igated only to continue to pay the Executive's salary and provide other benefits provided by this Agreement up to the date of the termi nation.

(c)
Benefits Payable Under Term ination.

(i)
In the event of the Executi ve's death duri ng the Employment Period or a Termination due to Disabi l i ty, the Executive or the Executive's beneficiaries or legal representatives shall be provided the Uncond itional Entitlements , incl ud ing, but not limited to, any such Uncond itional Entitlements that are or become payable under any Company plan , policy, practice or program or any contract or agreement with the Company by reason of the Executive 's death or Termi nation due to Disabil i ty .
(ii)
In the event of the Executive's Termi nation for Cause or termi nation by the Executive other than for a Termi nat ion for Good Reason , the Executive shall be provided the Uncond itional Entitlements.

(iii)
In the event of a Termination for Good Reason or the exerci se by the Company of its Termi nation Rights , the Executi ve shall be provided the Uncond i t i onal Entitlements and , subject to Executive signing and del ivering to the Company and not revok ing a general release of claims in favor of the Company and certain related parties in substantially the form of EX H IBIT A attached hetero (the "Release"), the Company shall provide the Executive the Cond itional Benefits . Any and all amounts payable and benefits or add itional rights provided to the Executive upon a termination of the Executive's employment pursuant to this Section 3(c) (other than the U nconditional Entitlements) shall only be paya ble or provided if the Execut ive signs and delivers the Release within the consideration period identified i n the Release and the Executive does not revoke the Release withi n the revocation period identified in the Release. I n no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be red uced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)
Unconditional Entitlements. For purposes of this Agreement , the "Unconditional Entitlements" to which the Executi ve may become entitled under Section 3(c) are as follows:

(i)
Earned Amounts. The Earned Compensation shall be paid withi n t hirty (30) days followi ng the termi nation of the Executive 's employment hereu nder.

(ii)
Benefits. All benefi ts payable to the Executive under any employee benefit plans (includ ing, without limitation any pension plans or 401 (k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive's employment with the Company and all amounts and benefits (other than the Cond itional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, pol icy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive's termi nation without regard to the performance by the Executive of further services or the resol ution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it bei ng understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive's employment with the Company .

(iii)
Indemnities. Any ri ght which the Executive may have to claim a defense and/or indemnity for l iabi l ities to or claims asserted by thi rd parties in connection with the Execut ive's activities as an officer, d irector or employee of the Company shall be unaffected by the Executive's termi nation of employment and shall remai n i n effect i n accordance wi th i ts terms.

(iv)
Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and i n accordance with, appl icable law or otherwise provided in accordance with the Company 's policies. The Executive shall be notified i n writing of the Executive's rights to continue such coverage after the term ination of the Executive's employment pursuant to this Section 3(d)(iv), provided that the Executive timel y complies with the cond itions to continue such coverage. The Executive understands and acknowled ges that the Executive is responsi ble to make all payments requi red for any such continued health care coverage that the Executive may choose to receive. For the avoidance of doubt, any such continuation coverage shal l run concurrently with the continuation coverage req uirements of the Consolidated Omnibus Bud get Reconci l iation Act and any simi lar state l aw.

(v)
Business Expenses. The Execu t ive shall be entit led to reimbursement , i n accordance with the Company 's policies regard ing expense reimbursement as i n effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive's employment.

(vi)
Stock Options/Equity Awards. Except to the extent add itional rights are provided upon the Executive's qual ifying to receive the Cond itional Benefits, the Executive's rights with respect to any stock options, restricted stock units and/or other equ i ty awards granted to the Executi ve by the Company shall be governed by the terms and provisions of the plans (includ ing plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Executi ve's employment termi nated .

(c)
Conditional Benefits. For purposes of this Agreement, the "Conditional Benefits" to which the Executive may become entitled are as follows:

(i)
Severance Amount. The Company shal l pay the Executive a lum p sum amount equal to the Severance Amount. Subject to Section 3(c)(ii i) above, the Severance Amou nt shall be paid on the date that is sixty (60) days after the Termination Date (or upon the Executi ve's death, if earl ier).

(ii)
Equity Awards. Any restricted stock unit or other equ ity award subject to vesting shall continue to vest in accordance with the terms of the Original Awa rd Documents, regard less of the Executive's termi nation of employment. Except as otherwi se expressly provided herei n, all such restricted stock or other equi ty awards shall be subject to, and administered in accordance with, the Original Award Documents.

(iii)
Additional Distribution Rules. Notwi thstand ing any other payment date or schedule provided in this Agreement to the contrary, if the Executi ve is deemed on the Termination Date of the Executi ve's employment to be a "specified employee" within the meaning of that term under Section 409A of the Code and the regulations thereunder ( "Section 409A "), then each of the following shall apply:

(A)
With regard to any payment that is considered "nonqualified deferred compensation" under Section 409A and payable on accou nt of and withi n six months after a "separation from service" (within the meani ng of Section 409A and as provided in Section 3(h) of this Agreement), such payment shal l instead be made on the date which is the earlier of ( I ) the expiration of the six (6)-month period measured from the date of the Executive's "separation from service," and (2) the date of the Execu tive 's death (the "Delay Period") to the extent required under Section 409A. Upon the expi rat ion of the Delay Period , al l payments delayed pursuant to this Section 3(d) (whether they would have otherwise been payable i n a single sum or in installments i n the absence of such delay) shall be pa i d to the Executive in a lump sum, and all remai ning payments due under this Agreement shall be pa i d or provided in accordance wit h the normal payment dates specified for them herein ; and

(B) To the extent that benefits to be provided duri ng the Delay Period are considered "nonqualified deferred compensation " und er Section 409A provided on account of a "separation from service," the Executive shall pay the cost of such benefits du ri ng the Delay Period , and the Company shal l reimbu rse the Execut i ve, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Com pan y at no cost to the Executi ve, for the Company's share of the cost of such benefits upon expiration of the Delay Period , and any remaini ng benefits shall be paid, reimbursed or provided by the Company i n accordance with the proced ures specified herei n .

The foregoing provision s of this Section 3(e) shall not apply to any payments or benefits that are excluded from the definition of "nonqualified deferred compensation" under Section 409A , includi ng, without l imitation, payments excluded from the definition of "nonqual i fied deferred compensation" on account of being separation pay due to an involuntary separation from service under Treasury Regulation l.409A- l (b)(9)(i i i) or on account of bei ng a "short-term deferral " und er Treasury Regulation l.409A- l (b)(4).

(f)
Definitions. For purposes of this Agreement, the following terms shal l have the meanings ascribed to them below :

(i)
"Affiliate" means any corporation , pa rtnershi p, l im ited l iabi l i ty company, trust or other entity which d irectl y, or ind i rectly through one or more intermediaries, controls, is under common control with , or is control led by, the Company.

(ii)
"C!tange in Control" means the occurrence, i n a single transaction or i n a series of related transactions, of any one or more of the following events:

(A)
any Exchange Act Person becomes the Owner, d irectl y or i nd irectl y, of securities of the Company representin g more than 50% of the combined Voti ng Power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transact ion. Notwithstand ing the foregoi ng, a Change in Control wi l l not be deemed to occur (1) i n connection with the issuance of securities of the Compan y as part of a joi nt venture or strategic partnershi p to which the Company is pa rty , (2) on account of the acqu isition of securities of the Company directly from the Company, (3) on account of the acquisition of securities of the Company by an investor, any a ffil iate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of rel ated transactions the pri mary purpose of which is to obtai n financing for the Company throu gh the issuance of equity securities, or (4) solely because the level of Ownershi p held by any Exchange Act Person (the "Subject Person") exceeds the desi gnated percentage threshold of the outstand ing Voti ng Securities as a resul t of a repurchase or other acquisition of Voti ng Securities by the Company red uci ng the num ber of shares outstand ing, provid ed that if a Change in Control wou l d occur (but for the operation of t his sentence) as a resul t of the acqu isition of Voting

Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voti ng Securities that, assumi ng the repurchase or other acquisition had not occurred, increases the percentage of the then outstand ing Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change i n Control wi ll be deemed to occur;

(B)
there is consummated a merger, consol idation or simi lar transaction invol ving (directly or ind irectly) the Compan y and, immed iatel y after the consummation of such merger , consol idation or simi lar transaction , the stockholders of the Company immed iatel y prior thereto do not Own, directly or ind i rectly, either (1) outstand ing Voti ng Securities representi ng more than 50% of the combined outstand ing Voti ng Power of the surviving entity in such merger, consol idation or sim ila r transaction or (2) more than 50% of the combi ned outstand ing Voti ng Power of the pa rent of the surviving entity i n such merger , consolidation or simi lar transaction, in each case i n substantially the same proportions as thei r Ownershi p of the outstand ing Voti ng Securities of the Compa ny i mmed iatel y prior to such transaction;

(C)
there is consummated a sale, lease, exclusive l icense or other disposition of all or substantially all of the consol idated assets of the Company and its subsid iaries, other than a sale, lease, l icense or other disposition of all or substantially all of the consolidated assets of the Company and its subsid iaries to an ent i ty, more than 50% or the combi ned Voti ng Power of the Voting Securities of which are Owned by stockholders or the Compan y in substantiall y the same proportions as their Ownershi p of the outstand ing Voti ng Securities of the Company immed iatel y prior to such sale, lease, l icense or other d i sposition ; or

(D)
ind ividuals who, on the Commencement Date, are mem bers of the Board (the "Incumbent Board") cease for any reason to constitu te at least a majori ty of the members of the Board; provided , however , that if the appointment or election (or nomi nation for election) of any new Board member was approved or recommended by a majority vote of the mem bers of the Incum bent Board then sti ll i n office, such new member will , for purposes of th i s Agreement, be considered as a mem ber of the Incu mbent Board.

(iii)
"Code" mea ns the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereu nder.

(iv)
"Earned Compensation" means any Annual Base Salary earned , but unpaid , for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but exclud ing any salary and interest accrued thereon payment of which has been deferred).

(v)
"JX.xchange Act" means the Securities Exchange Act of 1934, as amended, and the ru les and regulations prom ul gated thereu nder.

(vi)
"Exchange Act Person" means any natural person, entity or "group" (within the meani ng of Section 13(d) or 14(d) of the Exchange Act), except that "Exchange Act Person" will not include (A) the Company or any subsidiary of the Com pany ,
(B)
any employee benefit plan of the Company or any subsid iary of the Company or any trustee or other fiduciary hold ing securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporari ly holding securities pursuant to a registered public offering of such securities, or (D) an entity Owned, d irectly or ind irectl y, by the stockholders of the Company in substantial l y the same proportions as their Ownershi p of stock of the Company.

(vii)
"Original Award Documents" means , with respect to any restricted stock or other equity award , the terms and provisions of the award agreement related to and the plan governing, such restricted stock or other equity award , each as i n effect on the Termination Date.

(viii)
"Own," "Owned," "Owner," "Ownership" means a person or entity will be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownershi p" of securities if such person or entity , directly or ind irectly, through any contract , arrangement , understand ing, relationshi p or otherwise , has or shares Voting Power, which includes the power to vote or to d irect the voting, with respect to such securities.

(ix)
"Severance Amount" means an amount equal to the prod uct of two (2) multipl ied by the Aggregate Annual Base Salary in effect on the Termination Date, if the Executive 's employment is terminated during the Initial Term, or if the Executive's employment is terminated during any Renewal Term.

(x)
"Terminationfor Cause" means a termi nation of the Executive 's employment by the Company due to (A) an act or acts of d ishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executi ve at the expense of the Company, (B) unlawful conduct or gross miscond uct that is materially injurious to the Company, (C) the conviction of the Executive of, or the Executive's entry of a no contest or nolo contendre plea to, a felony, (D) breach by the Executive of the Executive's fiduciary obli gations as an officer or director of the Company, (E) a persistent fai lure by the Executi ve to perform the duties and responsi bi lities of the Executive 's employment hereu nder; or (F) material breach of any terms and conditions of any contract or agreement between Executi ve and the Compa ny, or of any Company policy , or of any statutory duty Executive owes to the Company, which breach has not been cured by the Executive withi n ten days after written notice thereof to Executi ve from the Company.

(xi)
"Termination Date" means the earl ier to occur of (A) the date the Company specifies in writi ng to the Executive in connection with the exercise of i ts Terminat ion Right or (B) the date the Executive specifies in writi ng to the Company i n connection with any notice to effect a Termination for Good Reason. Notwi thstand i ng the foregoing, a termi nation of employment will not be deemed to have occurred for purposes of any provision of this Agreement provid ing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a "separation from service" (within the meaning of Section 409A and as provided i n Section 3(h) of this Agreement), and notwithstand ing anythi ng contained herei n to the contrary, the date on which such separation from service takes place wi ll be the Termination Date.

(xii)
"Termination due to Disability" means a term i nation of the Executive's employment by the Company because the Executi ve has been incapa ble , after reasonable accommodation , of substantial l y fulfill ing the positions , duties, responsi bi l ities and obligations set forth in this Agreement because of physical , mental or emotional incapaci ty resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) i n any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive's disabil i ty shall be determined by a qual ified physician selected by the Company with the consent of the Executive , which consent shall not be unreasonabl y withheld. The Executi ve or the Executi ve's lega l representatives or any adult mem ber of the Executi ve's im med iate fam i l y shall have the right to present to such physician such information and arguments as to the Execut ive's d isabi lity as he, she or they deem appropriate, including the opinion of the Executive 's personal physician.

(xiii)
"Termination for Good Reason" means a termi nation of the Executive's employment by the Executive withi n thi rty (30) days of the Company 's fai lure to cure, in accordance with the proced ures set forth below, any of the following events: (A) a red uction in Executive's Annual Base Salary as in effect immed iatel y prior to such red uction by more than ten percent (10%) without Executive's wri tten consent, unless such red uction is made pursuant to an across the board reduction applicable to al l senior executives of the Company; (B) a material reduction in the Executive's duties, position and responsibi lities as in effect immed iately prior to such red uction without Executive' written consent, provided, however , that a mere change in title or reporting relationshi p following a Change in Control by itself wi ll not constitute "Good Reason" for Executive's resignation , and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acqui ring entity will not by itself result in a "reduction" of duties, position or responsi bi lity; (C) fai lure of the Company to renew the term of the Executive's employment pursuant to Section 1(b) of this Agreement; or (D) a material breach of any material provision of this Agreement by the Company. Notwithstand ing the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if the Executive shall have consented i n wri ti ng to the occurrence of the event giving rise to the claim of Termi nation for Good Reason, or (z) unless (A) the Executive shall have delivered a written notice to the Board of Directors within ni nety (90) days of the initial occurrence of one of such events stating that the Executive intends to termi nate the Executi ve's employment for Good Reason and specifying the factual basis for such termi nation, (B) the

Company shall not have cured such event within thirty (30) days of the receipt of such not ice, and (C) the Executi ve shall have term inated his employment within thirty (30) days after expiration of the thirty (30) day cure period set forth in the foregoing clause (B).

(xiv)
"Termination Riglt t" means the right of the Company , in i ts sole, absol ute and unfettered discretion, to term inate the Executi ve's employment under thi s Agreement for any reason or no reason whatsoever. For the avoid ance of doubt , any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xv)
"Voting Power" means such num ber of Voting Securities as shal l enable the holders thereof to cast all the votes which could be cast i n an annual election of d irectors of a company.

(xvi) "Voting Securities" means all securi ties entitl ing the holders thereof to vote i n an annual election of d irectors of a company.

(g) Conflict with Plans. As permi tted und er the terms of the applica ble Plans, the Company and the Executive agree that the definitions of Termi nation for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plans (or any similar definition in any successor plan).

(h) Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requi rements of Section 409A and the guidance issued thereunder and, accord i ngl y, to the maxi mum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, proced ure or other method promulgated by the Internal Revenue Service now or in the future or otherwi se available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncom pliance. Provided, however, that in no event whatsoever shall the Company be liable for any add i tional tax , interest or penalty imposed upon or other detriment suffered by the Executi ve under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determi ning the time and form of payments due the Executive under this Agreement (incl ud ing any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive's termi nation of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and u nti l the Executi ve shall incur a "separation from service" withi n the meani ng of Section 409A. The parties agree, as permi tted in accordance with the final regulations thereunder , a "separation from service" shall occur when the Executive and the Company reasonably anticipate that the Executive 's level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immed iately preceding thirty six (36) months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1 (h). All reimbursements and in-k ind benefits provided under this Agreement shall be made or provided

i n accordance with the requirements of Section 409A to the extent that such reim bursements or in-kind benefits are subject to Section 409A, includ ing, where applicable, the requi rements that

(i)
any reimbursement is for expenses incurred during the Executive's l ifetime (or during a shorter period of time specified i n this Agreement), (i i) the amount of expenses el igible for reimbursement (and the in-kind benefits to be provided) duri ng a calendar year may not affect the expenses eligible for reimbursement (and the in-k ind benefits to be provided) in any other calendar year, (i i i) the reim bursement of an eligible expense wi ll be made on or before the last day of the calendar year following the year in which the expense is incu rred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liq u idation or exchange for any other benefit. For purposes of Section 409A, the Executive's right to any install ment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments . Whenever a payment under this Agreement specifies a payment period with reference to a number of days (, "payment shall be made within ninety (90) days followi ng the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.
EXECUTIVE REMEDY. The Executive shall be under no obligation to seek other employment or other engagement of the Executive's services. The Executi ve acknowled ges and agrees that the payment and rights provided under Section 3 are fair and reasonable , and are the Executive 's sole and exclusive remed y, i n l ieu of all other remed ies at law or i n equ i t y , for termi nation of the Executive's employment by the Com pany upon exercise of its Term i nati on Right pursuant to this Agreement or upon a Termination for Good Reason.

5.
ADDITIONAL PAYMENTS FOLLOWING A CHANGE IN CONTROL.

(a)
If, during the Employment Period and within two (2) years after a Change in Control, the Company shall termi nate the Executi ve's employment other than due to the Executive's death, a Term ination for Cause, a Termi nation due to Disabil i ty or if the Executi ve shall effect a Termi nation for Good Reason:

(i)
the Company shall pay to the Executive, i n a lump sum i n cash within thirty (30) days after the Termination Date, the aggregate of the following amounts:

(A)
the cash portion of the U ncond itional Enti tlements; and

(B)
the amount equal to the prod uct of 2.99 times the sum of
(y)
the Annual Base Salary, and (z) the greater of the target bonus for the then current fiscal yea r und er the Plans or any successor annual bonus plan and the average annual bonus paid to or for the benefit of the Executive for the prior three (3) full years (or any shorter period during which the Executive has been employed by the Company); and

(ii)
the Company shall provide the Executi ve the Conditional Benefits minus the Severance Amount.

(b)
If any payment or benefit (incl ud ing payments and benefits pursuant to this Agreement) the Executive would receive in connection with a Change i n Control from the Company or otherwise (the "Payment") would (i) constitute a "parachute payment" withi n the meani ng of Section 280G of the Code, and (ii) but for this paragraph , be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") , then the Company shall cause to be determined , before any amounts of the Payment are paid to the Executive, which of the following two alternative forms of payment shall be paid to the Executive: (A) payment i n full of the entire amount of the Payment (a "Full Payment" ) , or (B) payment of only a part of the Payment so that Executive recei ves the largest payment possi ble without the imposition of the Excise Tax (a "Reduced Payment" ). A Full Payment shall be made i n the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefi ts consti tuting the Payment, and (ii) red uction i n payments and/or benefits shall occur in the following order: (A) red uction of cash payments ; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefi ts paid to Execu tive. In the event that acceleration of compensation from the Executive's equity awards is to be reduced , such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)
The independent registered pu blic accounting firm engaged by the Company for general aud it purposes as of the day prior to the effective date of the Change in Control, or a national l y recognized law firm, shall make all determ inations required to be made under this Section 5. If the independent registered pu blic accounting firm or nationall y recognized law firm so engaged by the Company is serving as accountant or auditor for the ind ividual , entity or group effecting the Change i n Control, the Company shall appoint a nationally recogni zed law firm or independent registered pu bl ic accounti ng firm or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered publ ic accounting firm required to be made hereunder.

(d) The independent regi stered pu bl ic accou nting firm or law firm engaged to make the determi nations hereu nder shall provide i ts calculations , together with detai led supporting documentation, to the Company and the Executive within fi fteen (15) calendar days after the date on which Executive 's right to a Payment is tri ggered (i f req uested at that t ime by the Company or Execu tive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm or law firm made hereu nder shall be final, bi ndi ng and conclusive upon the Company and Executive.

(c) The Company 's obl igation to make the payments provided for i n this Agreement and otherwise to perform i ts obligations hereu nder shall not be affected by any set off, counterclaim, recou pment, defense or other claim, right or action wh ich the Company may have against the Executi ve or others. In no event shall the Execu tive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executi ve obtains other employment.

6.
CONFIDENTIALITY.

(a)
Confidentiality. Without the prior written consent of the Compan y , except (y) as reasonabl y necessary in the course of carryi ng out the Execut ive 's duties hereunder or (z) to the extent req uired by an order of a court having competent jurisdiction or u nder subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the pu bl ic (other than by reason of the Executive's breach of this Section 6(a)). The term "Confidential Information" shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates , includi ng names, addresses, cred it status, and prici ng levels; (ii) the buying and sell ing habits and customs of existing and prospecti ve customers or clients of the Company and its Affiliates; (ii i) financial information about the Company and its Affi l iates; (iv) product and systems specifications , concepts for new or improved products and other prod uct or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and prici ng information about the suppliers and vendors of the Company and its Affil iates; (vii) traini ng programs developed by the Company or its Affil iates; (vii i ) pricing studies, information and analyses; (ix) current and prospective prod ucts and inventories; (x) financial models, busi ness projections and market studies; (xi) the financial resul ts and busi ness cond itions of the Company and i ts Affil iates; (xii) business plans and strategies of the Company and i ts Affil iates; (xiii) special processes, proced ures, and services of suppliers and vendors of the Company and i ts Affiliates ; and

(xiv) computer programs and software developed by the Company or its Affiliates.

(b)
Compa ny Property. Promptl y following the Executive 's termi nation of employment , the Executi ve shall return to the Company all propert y of the Company , and all copies thereof in the Executive 's possession or under the Executi ve's control , except that the Executive may retain the Executive's personal notes, diaries, rol odexes, mobi le devices, calendars and correspondence of a personal nature. All business procu red by Executi ve and al l related business opportunities and plans made known to Executi ve whi le Executi ve is employed by or providing services to the Company shall remai n the permanent and exclusi ve property of the Company .

(c)
Nonsolicita tion. The Executive agrees that , while the Executive is employed by the Company and during the two-year period following the Executive's termi nation of employment with the Company (the "Restricted Period" ) , the Executive shall not d irectl y or ind irectly, (i) solicit any ind ividual who is, on the Termination Date (or was, during the six  rnonth period prior to the Termi nation Date), employed by the Compa ny or i ts Affil iates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affil iates or

(ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such Affil iate, or in any way interfere with the relationshi p between any such customer, investor , suppl ier, licensee or business relation , on the one hand, and the Company or any of its Affil iates, on the other hand.

(d)
Noncom petition. The Executive agrees that, during the Restricted Period , the Executive will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in "Competition" if he, d irectl y or ind irectly , anywhere in the continental United States i n which the Company conducts busi ness or has plans to conduct busi ness, owns, manages, operates, controls or partici pates i n the ownership, management , operation or control of or is connected as an officer, employee, pa rtner, d irector, consultant or otherwi se with , or has any financial interest in, any busi ness (whether through a corporati on or other entity) engaged i n any business activity that could be deemed to be competiti ve with one or more of the princi pal l ines of busi ness conducted by the Compa ny and i ts Affil iates, taken as a whole . Ownershi p for personal investment purposes only of less than 2% of the voti ng stock of any publ icly hel d corporation shall not constitute a violation hereof.

(e)
Eq uita ble Remed ies. The Executive acknowledges that the Com pany would be irreparably injured by a violation of Section 6 and the Executi ve agrees that the Company , in addition to any other remed ies available to i t for such breach or threatened breach , on meeti ng the standards requi red by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief , restra i ning the Executive from any actual or threatened breach of Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(t) Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information , Inventions Assignment and Non Competi tion Agreement between the Executive and the Company are hereby incorporated by reference (the "Invention Assignment Agreement" ). To the extent that there are any conD icts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

(g) Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportuni ty to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herei n are reasonable i n geographical scope temporal duration and in al l other respects. If it is determ i ned that any provision of th i s Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisd iction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision , then after such determination becomes final and unappealable, the duration or scope of such provision , as the case may be, shall be reduced so that such provi sion becomes enforceable , and in its reduced form, such provision shal l be enforced.

7.
SUCCESSORS.

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by wi ll or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting i n the form of a recei ver or trustee capacity.

(c) The Company wil l requi re any successor (whether direct or ind irect , by purchase , merger , consolidation or otherwise) to all or substantially all of the busi ness and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Compan y" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.
MISCELLA N EOUS.

(a)
This Agreement shal l be construed , and the rights and obl igations of the parties hereunder determined, in accordance with the substanti ve laws of the State of Michigan , without regard to its conflict-of-laws pri nciples. For the purposes of any suit, action or proceeding based upon , arising out of or relati ng to this Agreement or the negotiation , execut ion or performance hereof , the parties hereby expressly submit to the jurisd iction of all federal and state courts sitting within the confines of the Federal Eastern District of M ichigan (the "Venue Area" ) and consent that any order, process, notice of motion or other application to or by any such court or a jud ge thereof may be served within or without such court's jurisdiction by registered mail or by personal service i n accordance with Section 8(b). The parties agree that such courts shall have the exclusi ve jurisd iction over any such su it, action or proceed i ng commenced by either or both of said parties. Each party hereby irrevocabl y waives any objection that it may now or hereafter have to the layi ng of venue of any suit, action or proceedi ng based upon , arising out of or rela ting to thi s Agreement or the negotiation , execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions

. of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or mod ified otherwise than by a written agreement executed by the parties hereto or thei r respecti ve successors and legal representatives.

(b)
All notices and other commu nications hereu nd er shall be in wri ting and shall be given by hand del ivery to the other party or by registered or certified mai l , return receipt requested, postage prepaid , addressed as follows:

If to the Executive, to the address maintained in the Company 's records. If to the Company: Conifer Hold ings, Inc.

3001 West Big Beaver Road , Suite 200

Troy, Michigan 48084 Attn: General Counsel

Telephone: (248) 559-0840

or to such other address as either party shall have furnished to the other in writing in accordance herewi th. Notice and commu nications shall be effective when actually received by the addressee.

(c)
The inval id ity or unenforceabi l i ty of any provi sion of this Agreement shall not affect the validity or enforceabi lity of any other provision of this Agreement.

(d) From and after the Commencement Date, the Company shall cover the Executive under directors' and officers ' liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(e) The Company may withhold from any amou nts paya ble under t his Agreement such Federal, state, local or foreign taxes as shall be req uired to be withheld pursua nt to any applicable law or regulation.

(f) The Executive's or the Company 's failure to insist upon strict compliance with any provision of thi s Agreement or the fa i lure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to effect a Term ination for Good Reason shall not be deemed to be a wai ver of such provision of right or any other provision or right of this Agreement.

(g)
This Agreement, the Invention Assignment Agreement, and al l agreements, documents, instruments , schedules, exhibi ts or certificates prepared in connection herewith, represent the entire understand ing and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties and may be amended, supplemented or changed only by an agreement i n wri ting which makes speci fic reference to this Agreement or the agreement or docu ment delivered pursuant hereto , as the case may be, and which is signed by the party agai nst whom enforcement of any such amendment, supplement or mod ification is sought.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF , the Company and the Executive have executed this Agreement as of the date first above written.

THE EXECUTIVE: THE COM PAN Y :

/s/ Nicholas. J Petcoff

NICHOLAS J. PETCOFF

CONIFER HOLDINGS, INC.

/s/ Brian J. Roney

Name: Brian J. Roney

Title: President

SIGNATURE PAGE TO EMPLOYMENT AGR EEMENT

EXH IBIT A

FORM OF WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE (THIS "RELEASE" ) CAREFULLY. IT INCLU DES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND

INCLUDING THE DATE OF EXECUTION OF THIS WAIVER AND RELEASE. ,

1. For and i n consideration of the payments and other benefits due to [I.!::i:sert Na me) (the "Executive") pursuaqt" A/,. t,hat certain Employment Agreement (the "Employment Agreement" ) dated [.6,l'i5 tiffii between CONIFER HOLDI NGS, INC., a Michi gan corporation (the "Company"), and the Executive, and for other good and valuable consideration , including the mutual promises made herei n, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of thei r present and former officers, agents, directors, managers , employees , representatives , affiliates, shareholders , members , and each of their successors, hei rs and assigns, and all persons acting by , through , under or in concert with it, and in each case ind ividually and in thei r official capaci ties (collectivel y, the "Released Parties" ) , from any and all charges, complai nts, grievances , claims and liabilities of any kind or nature whatsoever, known or unknown , suspected or unsuspected (hereinafter referred to as "claim" or "claims") which either party at any time heretofore had or claimed to have or which either party may have or claim to have regard ing events that have occurred up to and incl udi ng the date of the execution of this Release, includ ing, without limitation , any and all claims related , i n any manner , to the Executive's employment or the termi nation thereof. In particular , each party understands and agrees that the parties' release includes, without l imitation, all matters arising under any federal, state, or local law, incl ud i ng civil rights laws and regulations prohibiting employment d i scrimination on the basis of race, color, religion , age, sex, national origin , ancestry , disabil i ty, med ical cond ition, veteran status, mari tal status and sexual orientation, or any other characteristic protected by federal , state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Older Workers Benefit Protection Act of 1990, as amended ("OWBPA"), the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Fam il y and Med ical Leave Act , the Employee Reti rement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retrai ning Notification Act , federal and state wage and hour laws, or any common law, pu blic pol icy, contract (whether oral or written, express or impl ied) or tort law, or any other federal , state or local law, regulation , ord inance or rule having any bearing whatsoever.

2. The Execu tive m ust sign and retu rn this Release to th e Com pany on or befo re the 30111 day following the Term ination Date (as defined in the Em ploy m ent Agreemen t). The Execu tive can revoke this Release on or before the seven th d ay following the date of delivery of this Release to the Compa ny, by sending w ritten notifica tion of the Executive's inten t to revoke this Release to the Compa ny. This Release shall not becom e effective or enforcea ble u ntil the seven-da y revoca tion period has expired. All correspondence pu rsuant to this Section 2 must be sent to the attention of the Corpora te Secreta ry at [ , by personal delivery or gua ra n teed overnight delivery.

EX HIBIT A - I

3.
The Executive and the Company acknowledge that they may have sustained losses that are currentl y unknown or unsuspected , and that such damages or losses could give rise to add itional causes of action, claims, demands and debts i n the future. Nevertheless , the Executive and the Company each acknowledge that this Release has been agreed upon i n light of this realization and, being fully aware of this situation, the Executive and the Company nevertheless intend to release each other from any and all such unknown claims, i ncl ud ing damages which are unknown or unantici pated. The parties understand the word "clai ms" to include all actions, claims, and grievances, whether actual or potential, known or unknown , and specifically but not exclusively all claims arising out of the Executive's employment and the termi nation thereof. All such "clai ms" (incl ud ing related attorneys' fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising i n a statute, contract, or tort; any alleged unlawful act, includ ing, without l imitation, age discrimination; any other claim or cause of action; and regard less of the forum in which it might be brought.

4.
Notwithstand ing anything else herein to the contrary, thi s Release shall not affect, and the Executive and the Company , as applicable, do not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party and (i ii) as an insured under any d irector 's and officer's liabi l ity or other insurance pol icy now or previously i n force; (b) any ri ght the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the "Affiliated Entities" ) are or may be joi ntly responsible; (c) the Executive's rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remai n in effect i n accordance with the terms and provisions of such benefit and/or incenti ve plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (d) the Executive's rights as a shareholder of any of the Affiliated Entities; (e) any obligations of the Affil iated Entities under the Employment Agreement; (f) claims for improper self-dealing; improper d istributions and other limitations imposed by applicable law; (g) any finally and jud icially determined , knowing violation of the law by the Executive that has a material and adverse impact on the Company;

(h)
any fraud or other intentional misconduct by the Executive that has a material and adverse impact on the Company; (i) any material violation of any confident ial ity, nonsol icitation or noncompetition agreement or provision executed by the Executive; or U) any other cla im not subject to release by operation of law.

5.
The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any mod ification of this Release, whether material or immaterial, will not restart or change the original 21 -day consideration period) and the Executive fully understands that by signing below the Executive is voluntaril y giving up any right which the Executive may have to sue or bri ng any other claims against the Released Parties, includ ing claims under the ADEA and OWBPA ; (b) has been given seven days after del ivering this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regard ing the terms of this Release; (d) has careful l y read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to a l l of the terms set forth in this Release; and (f) knowingl y and voluntarily intends to be legal ly bou nd by the same. The Executive also understands that, notwithstand ing anything in this Release to the contrary, nothi ng i n this Release shall be construed to prohi bit the Executi ve from (y) fi l ing a charge or complai nt with the Equal Employment Opport unity Commiss ion or any other federal, state or local administrati ve or regulatory agency, or (z) partici pati ng in any investigation or proceedings conducted by the Equal Employment Opportu nity Commission or any other federal, state or local administrati ve or regulatory agency; however, the Executive expressly wa ives the right to any rel ief of any kind i n the event that the Eq ual Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive's behalf; provided, however, that nothi ng i n this Release prohibits Executive from partici pating i n and collecting awards under the Securities and Exchange Commission 's whist leblower program.

6. This Release is final and bind ing and may not be changed or mod ified except i n a writing signed by both parties.

[IN SERT NA M E]

Dated: